Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ARM HOLDINGS PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares, issuable under the Omnibus Incentive Plan(3)	Rule 457(h)	20,500,000(4)	$60.91	$1,248,655,000.00	.00011020	$137,601.78

Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares, issuable under the 2022 Plan(3)	Rule 457(h)	30,940,379(5)	$60.91	$1,884,578,484.89	.00011020	$207,680.55

Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares, issuable under the 2019 AEP(3)	Rule 457(h)	11,434,960(6)	$60.91	$696,503,413.60	.00011020	$76,754.68

Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares, issuable under the 2019 EIP(3)	Rule 457(h)	192,999(7)	$60.91	$11,755,569.09	.00011020	$1,295.46

Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares, issuable under the NED Plan(3)	Rule 457(h)	31,806(8)	$60.91	$1,937,303.46	.00011020	$213.49

Total Offering Amounts					$3,843,429,771.04		$423.545.96

Net Fee Due							$423,545.96

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s ordinary shares, nominal value £0.001 per share (“Ordinary Shares”), represented by American depositary shares that become issuable under the Arm Holdings plc 2023 Omnibus Incentive Plan with Non-Employee Sub-Plan and the France and Israel Sub-Plans (the “Omnibus Incentive Plan”), The Arm Holdings plc RSU Award Plan with California and Israeli Sub-Plans (the “2022 Plan”), The Arm Holdings plc All-Employee Plan 2019 with California and French Sub-Plans (the “2019 AEP”), The Executive IPO Plan 2019 with California Sub-Plan (“2019 EIP”), and The Arm Non-Executive Directors RSU Award Plan with California Sub-Plan (the “NED Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares, represented by American depositary shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per ADS of the Registrant as reported on the Nasdaq Global Select Market on September 14, 2023, of $60.91.

(3)

The Ordinary Shares may be represented by American depositary shares, or ADSs, each of which represented one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-274128).

(4)	Represents Ordinary Shares (or ADSs representing Ordinary Shares) reserved for future issuance under the Omnibus Incentive Plan.
(5)	Represents Ordinary Shares (or ADSs representing Ordinary Shares) issuable upon the settlement of restricted share unit awards (“RSUs”) and Executive Awards outstanding under the 2022 Plan.
(6)	Represents Ordinary Shares (or ADSs representing Ordinary Shares) issuable upon the settlement of RSUs outstanding under the 2019 AEP.
(7)	Represents Ordinary Shares (or ADSs representing Ordinary Shares) issuable upon the settlement of RSUs outstanding under the 2019 EIP.
(8)	Represents Ordinary Shares (or ADSs representing Ordinary Shares) issuable upon the settlement of RSUs outstanding under the NED Plan.